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Exhibit 3.6

COMPANY AGREEMENT
OF
ABRAXAS OPERATING, LLC

        This Company Agreement (the "Agreement") of Abraxas Operating, LLC, a Texas limited liability company (the "Company"), is hereby adopted as of May 21, 2007 by Abraxas Petroleum Corporation, a Nevada corporation, the initial sole Member of the Company.

ARTICLE I
DEFINITIONS

        1.1   The following terms used in this Company Agreement shall have the following meanings (unless otherwise expressly provided herein):

        "Agreement" has the meaning set forth in the first paragraph hereof.

        "Capital Account" means the individual capital account maintained for each Member pursuant to Section 3.3.

        "Certificate" means the Certificate of Formation of the Company filed with the Secretary of State of Texas on May 21, 2007, as amended from time to time.

        "Company" has the meaning set forth in the first paragraph hereof.

        "Distribution" has the meaning set forth in Section 4.2.

        "Fiscal Year" means the calendar year, which is the period fixed by the Company as its taxable year for federal income tax purposes.

        "Liquidation" has the meaning set forth in Section 8.2.

        "Liquidator" has the meaning set forth in Section 8.2.

        "Member" means the sole member named in the first paragraph hereof initially, and any Person or Persons thereafter admitted or substituted as an additional or substituted Member in accordance with this Company Agreement.

        "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other legally recognized entity, or a government or any political subdivision or agency thereof.

        "TBOC" means the Texas Business Organizations Code, as amended from time to time (or any corresponding provisions of succeeding law).

        1.2    Usage.    In this Company Agreement, unless a clear contrary intention appears:

          (a)   the singular number includes the plural number and vice versa;

          (b)   reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Company Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (c)   reference to any gender includes each other gender and the neuter, as appropriate;

          (d)   reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

          (e)   reference to any law means such law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (f)    "hereunder," "hereof," "hereto," "herein," and words of similar import shall be deemed references to this Company Agreement as a whole and not to any particular Article, Section, or other provision thereof;

          (g)   "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

          (h)   "or" is used in the inclusive sense of "and/or";

          (i)    with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

          (j)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

ARTICLE II
ORGANIZATIONAL MATTERS

        2.1    Name and Formation.    The business of the Company shall be conducted under the name of Abraxas Operating, LLC or such other name as from time to time may be determined by the Member. The Company has been formed as a Texas limited liability company pursuant to the TBOC by filing a Certificate of Formation with the Texas Secretary of State in accordance with the TBOC, and the rights and liabilities of the Member shall be as provided in the TBOC, except as otherwise provided herein.

        2.2    Principal Office.    The principal place of business and mailing address of the Company shall be 500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232, or at such other place or places as from time to time may be determined by the Member.

        2.3    Purpose.    The purpose of the Company shall be the transaction of any or all lawful business for which limited liability companies may be organized under the TBOC. The Company shall have all powers necessary or desirable to accomplish the aforesaid purpose.

        2.4    Qualification and Registration.    The Company shall, as soon as practicable, take all action necessary to qualify the Company to do business and to execute all certificates or other documents, and perform all filings and recordings, as are required by the laws of the State of Texas and the other jurisdictions in which the Company does business.

        2.5    Registered Office and Registered Agent.    The Company's initial registered office in the State of Texas and the name of its initial registered agent at such address are as set forth in the Certificate.

ARTICLE III
CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

        3.1    Percentage Interests.    Upon making a capital contribution to which a Person has subscribed, the initial Member shall own the percentage interest set forth opposite its name on Schedule A. As membership in the Company changes, transfers occur, or both, the percentage interest of the Members shall be reflected on amendments to Schedule A in accordance with the provisions of Section 7.4 below. The percentage interest of each Member may not be reduced without such Member's consent.

        3.2    Additional Capital Contributions.    The Member shall not be obligated to make additional capital contributions to the Company beyond their initial capital contribution. Any additional capital contributions shall be made by the Member solely in its discretion.

        3.3    Capital Account.    The Company may maintain a Capital Account for the Member. The Member's Capital Account shall consist of the Member's capital contribution, increased by additional capital contributions and by the Member's share of Company profits and decreased by distributions to the Member and by the Member's share of Company losses. No advance of money to the Company by the Member as provided in Section 6.3 shall be credited to the Capital Account of the Member unless accompanied by evidence that the Member intends the advance to be an additional capital contribution to the Company.

        3.4    Contributions Not to be Returned at Any Specified Time.    Except as otherwise provided in this Company Agreement, the Member shall not have the right to demand the return of its capital contribution.

        3.5    Restrictions Relating to Capital.    The Member shall not (i) be entitled to receive interest on its capital contribution, (ii) have the right to partition the Company's property, or (iii) be liable to the Company to restore any deficit balance in its Capital Account.

        3.6    Uniform Commercial Code; Certificates Representing Units.    The percentage interest owned by the Members shall be deemed a security for purposes of, and shall be governed by, Article 8 of the Uniform Commercial Code as adopted and presently in effect in the State of Texas. The percentage interest shall be evidenced by certificates issued by the Company, which shall be in such form and incorporate such legends, recitals and provisions as the Members shall deem necessary or advisable. The Members shall establish reasonable procedures for the delivery and reissuance of certificates in connection with any transfer, loss or destruction of certificates and other eventualities. Among other matters, such procedures may set forth required fees, indemnifications, documentation and signatures (including guarantees thereof) to be obtained from parties requesting reissuance of certificates. Such procedures need not be incorporated into this Agreement.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS

        4.1    Allocations.    Except as otherwise required by applicable provisions of tax law, solely for federal income tax purposes and for purposes of certain state tax laws, the Company shall be disregarded as an entity separate from the Member. Each item of Company income, gain, loss, deduction, and credit shall be treated as if realized directly by, and shall be allocated 100% to the Member.

        4.2    Distributions.    Distributions of cash or other assets shall be made in the amounts and at the times determined by the Member (each a "Distribution"). No Distribution shall be made to the extent prohibited by the TBOC, including, without limitation, any Distribution if immediately after making the Distribution the Company's total liabilities would exceed the fair value of the Company's total assets. For purposes of this Section, the terms (i) "total liabilities" shall not include (a) liabilities related to a Member's membership interest, or (b) liabilities for which the recourse of creditors is limited to specified property of the Company, and (ii) the term "total assets" shall include the fair value of that property subject to a liability for which recourse of creditors is limited to specified property of the Company only to the extent that the fair value of such property exceeds the liability.

ARTICLE V
ACCOUNTING AND REPORTS

        5.1    Books of Account.    The Company shall maintain or cause to be maintained at all times true and proper books, records, reports and accounts in accordance with generally accepted accounting principles consistently applied, in which shall be entered fully and accurately all transactions of the Company, and shall also maintain or cause to be maintained at all times any other documents or records required under Section 101.501 of the TBOC. The Member shall have access to the foregoing at all reasonable times. The Company shall keep vouchers, statements, receipted bills and invoices and all other records in connection with the Company's business.

        5.2    Accounting and Reports.    The books of account shall be closed promptly after the end of each Fiscal Year. Promptly thereafter, the Company shall make such written reports to the Member as requested by the Member, which may include a balance sheet of the Company as of the end of such year, a statement of income and expenses for such year, a statement of the Member's Capital Account as of the end of such year, and such other statements with respect to the status of the Company and Distribution of the profits and losses therefrom as are considered necessary by the Member to advise the Member properly about its investment in the Company for federal and state income tax reporting purposes.

        5.3    Banking.    An account or accounts in the name of the Company shall be maintained in such bank or banks as the Member may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company name by such Persons and in such manner as the Member may from time to time determine.

ARTICLE VI
MANAGEMENT AND DUTIES

        6.1    Member Management.

          (a)   Except as provided herein, the full, exclusive and complete discretion in the management and control of the business and affairs of the Company shall be vested in the Member.

          (b)   The Member shall have full authority to bind the Company by execution of documents, instruments, agreements, contracts or otherwise to any obligation not inconsistent with the provisions of this Company Agreement.

          (c)   For so long as the initial Member named above remains the sole Member of the Company, an act of such Member shall constitute an act of the Company; provided that if and when additional Members shall be admitted to the Company, the presence in person or by proxy of the holders of a majority of the membership interests then outstanding shall constitute a quorum for the transaction of business at any meeting thereof, and an act of the holders of a majority of the membership interests present at any meeting at which a quorum is present shall be the act of the Members.

          (d)   Any act required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Members having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all Members entitled to vote on the action were present and voted.

          (e)   An email, facsimile or similar transmission by a Person or reproduction of a writing that was signed by the Person shall be regarded as signed by the Person for the purposes of this Company Agreement.

        6.2    Expenditures by Company.    The Company shall pay compensation for accounting, administrative, legal, technical, and management services rendered to the Company. The Member shall be entitled to reimbursement by the Company for any expenditures necessarily and reasonably incurred by it on behalf of the Company, which reimbursement shall be made out of the funds of the Company.

        6.3    Advances and Loans by Member.    The Member may lend money to and transact other business with the Company, and the Member shall have the same rights and obligations with respect thereto as a Person who is not a Member of the Company. The Member may engage in transactions competitive with the business of the Company. Loans by the Member to the Company, or guarantees by the Member of Company indebtedness, shall not be considered capital contributions to the Company. Any such advance shall be treated as a debt owing from the Company, payable at such times and with such rate of interest as shall be agreed upon by the Company and the Member, subject to the highest lawful rate at any time in effect during the period of such loan. Undistributed earnings and profits of the Company shall not be considered an advance of money to the Company.

        6.4    Officers.    The Member may from time to time elect officers of the Company, each of whom shall have the authority and responsibility and serve for the term designated by the Member. None of the officers shall be deemed a manager as that term is used in the TBOC. Unless otherwise determined by the Member, each officer shall be deemed an agent of the Company and to have duties comparable to persons holding similar offices with Texas corporations.

        6.5    Fiduciary Duties.

          (a)   The Member has no fiduciary duties to the Company whatsoever.

          (b)   The Member and any officer shall be entitled to rely, and shall not be deemed to have violated any fiduciary duty in respect of any action taken in good faith reliance, upon information opinions, reports or statements, including financial statements and other financial data, prepared by (i) one or more officers or employees of the Company, or (ii) legal counsel, public accountants or other persons engaged by or on behalf of the Company as to which the Member or officer reasonably believes are within such Person's professional or expert competence.

ARTICLE VII
CHANGES IN MEMBERSHIP OR INTERESTS

        7.1    Transfer of Interests.    The Member may, in its own discretion, sell, transfer, assign, give, pledge, or otherwise dispose of or encumber any part or all of its interest in the Company now owned or hereafter acquired, whether voluntarily, by operation of law, or otherwise.

        7.2    Admission of New Members.    New Members may not be admitted to the Company without the prior written consent of, and may be admitted only upon terms approved by, the Member. Upon admission, new Members shall sign and thereby become subject to an amended version of this Company Agreement approved by the Member and containing provisions in accordance with the TBOC.

        7.3    Withdrawal of Member.    The Member may withdraw from the Company at any time by giving written notice of such withdrawal to the Company. Within a reasonable time after such withdrawal, the Member is entitled to receive the fair value of its interest in the Company as of the date of withdrawal.

        7.4    Amendments to Schedule A.    Schedule A shall be amended as necessary from time to time to reflect the then current identity of the Members of the Company, their respective capital contributions to the Company, the percentage interest held or owned by each Member. Each such amendment shall be in writing, clearly marked as the "First Amendment," "Second Amendment," etc., dated the date as of which a change in the percentage interests in the Company is effective or occurs. However, no delay or failure to prepare or cause to be prepared any amendment to Schedule A shall have any affect whatsoever upon the rights or obligations of any Persons with respect to changes in the percentage interests in the Company. Amending Schedule A to reflect the current identity and percentage interests in the Company of the Members is merely an administrative duty of the Members for record keeping purposes only, and is not intended to and shall not have any substantive affect upon the rights or obligations of the Members as such, or of any other Person whatsoever dealing with the Company or claiming by, through or under any Member.

ARTICLE VIII
TERMINATION OF THE COMPANY

        8.1    Events Requiring Winding Up.    The Company's affairs shall be wound up only upon the first to occur of the following:

          (a)   The written determination of the Member;

          (b)   The entry of a judicial decree under the TBOC requiring the winding up or termination of the Company; or

          (c)   The termination of the continued membership of the last remaining Member.

        8.2    Liquidation and Distribution of Liquidation Proceeds.    Upon the occurrence of any event requiring winding up of the Company for any reason, the Member or any other Person appointed by the Member (in either case, the "Liquidator") shall commence to wind up the affairs of the Company and to liquidate its assets ("Liquidation"). The Liquidator shall have full power to sell, assign and encumber Company assets. Any property distributed in kind in Liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed. Upon Liquidation, the assets of the Company shall be used and distributed in the following order:

          (a)   To pay or provide for the payment of all debts and liabilities of the Company to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities for Distributions to the Member as a Member; and

          (b)   To the Member (i) in satisfaction of the Company's obligations for Distributions, (ii) for the return of its capital contributions, and (iii) to account for any remaining amounts.

        8.3    Accounting.    Within a reasonable time after the date the assets have been distributed in Liquidation, the Liquidator shall cause to be prepared and provided to the Member a statement which shall set forth the assets and the liabilities of the Company as of the date of complete Liquidation.

        8.4    Termination.    Upon the completion of Liquidation of the Company and the distribution of all Company assets, the Liquidator or Member shall file a Certificate of Termination with the Secretary of State of Texas, and upon such filing, the Company shall terminate.

ARTICLE IX
LIABILITY AND INDEMNIFICATION

        9.1    Liability.    The Member shall not be personally liable for any debt, obligation, or liability of the Company, including any of the foregoing issued under a judgment, decree, or order of a court, and whether arising in tort, contract, or otherwise solely by reason of being a Member, beyond the amounts contributed by the Member to the capital of the Company.

        9.2    Exculpation.    No Member shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, unless it is finally adjudicated that such loss, damage or claim was incurred by reason of such Person's gross negligence, willful misconduct or breach of contract.

        9.3    Indemnification.    To the fullest extent permitted by applicable law, each Member and officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Person by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, unless it is finally adjudicated that such loss, damage or claim was incurred by reason of such Person's gross negligence, willful misconduct or breach of contract; provided, however, that any indemnity under this Section 9.3 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. The indemnification provided by this Section 9.3 shall continue as to a Person who has ceased to serve in the capacity by reason of which the Person was indemnified under this Section with respect to matters arising during the period the Person served in such capacity, and shall inure to the benefit of the heirs, executors, and administrators of such a Person.

        9.4    Advancement of Expenses.    To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Member or officer in defending any claim, demand, action, suit or proceeding (including court costs and attorneys' fees) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Person to repay such amount if it shall be determined that the Person is not entitled to be indemnified as authorized in Section 9.3 hereof. Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by a Member or officer in connection with his appearance as a witness or other participation in a proceeding at a time when the Member or officer is not named a defendant or respondent in the proceeding.

        9.5    Insurance.    The Company may purchase and maintain insurance on behalf of Members, officers, agents, and employees against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        9.6    Applicability to Strict Liability or Negligence.    THE PROVISIONS IN THIS Article IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS, AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING THE BENEFIT OF THE PROVISIONS IN THIS Article IX.

        9.7    Effect of Amendment.    No amendment, modification, or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Member or officer to be indemnified by the Company, nor the obligation of the Company to indemnify any such Person, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X
MISCELLANEOUS PROVISIONS

        10.1    Amendments.    This Company Agreement may be amended, modified, supplemented or canceled only in writing and with the approval of the Member.

        10.2    Company Property.    All property, whether real, personal or mixed, tangible or intangible, and wherever located, contributed by the Member to the Company or acquired by the Company shall be the property of the Company. All files, documents, and records shall be the property of the Company and shall remain in the possession of the Company.

        10.3    Successors.    This Company Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Member and its legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

        10.4    Governing Law.    This Company Agreement shall be governed, construed and enforced in conformity with the laws of the State of Texas.

        10.5    Notices.    All notices, offers, or other communications required or permitted to be given pursuant to this Company Agreement shall be in writing and shall be considered as properly given or made, if mailed, five (5) business days after mailing from within the United States by first class United States mail, postage prepaid, return receipt requested, or if by personal delivery, when delivered in person to the address of the recipient's principal place of business.

        10.6    Counterparts.    This Company Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

        10.7    Entire Agreement.    This Company Agreement contains the entire understanding of the Members and supersedes any prior understandings respecting the within subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Company Agreement which are not fully expressed herein.

        IN WITNESS WHEREOF, the undersigned Member has signed and adopted this Company Agreement as of the date first above written.

MEMBER:
ABRAXAS PETROLEUM CORPORATION
By:	/s/ Chris E. Williford
Name:	Chris E. Williford
Title:	Executive Vice President, Chief Financial Officer and Treasurer

SCHEDULE A

PERCENTAGE INTERESTS

Effective May 21, 2007

	Certificate Number	Percentage Interest
Sole Initial Member:
Abraxas Petroleum Corporation	1	100.0%

Total:		100.0%

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COMPANY AGREEMENT OF ABRAXAS OPERATING, LLC